Exhibit 99.(I)(3)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “Fund Service Providers” in each of the Prospectuses and “Miscellaneous Information—Counsel” in each of the Statements of Additional Information comprising a part of Post-Effective Amendment No. 3 to the Form N-1A Registration Statement of PowerShares India Exchange-Traded Fund Trust, File No. 333-147611.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
February 26, 2010